SUNCOKE ENERGY, INC. DECLARES CASH DIVIDEND

Lisle, Ill. (November 4, 2025) – Today, SunCoke Energy, Inc. (NYSE: SXC) announced that its Board of Directors declared a cash dividend of $0.12 per share of the Company’s common stock to be paid on December 1, 2025 to stockholders of record at the close of business on November 17, 2025.

ABOUT SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to domestic and international customers. Our coke is used in the blast furnace production of steel as well as the foundry production of casted iron, with the majority of sales under long-term, take-or-pay contracts. We also export coke to overseas customers seeking high-quality product for their blast furnaces. Our process utilizes an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and draws upon more than 60 years of cokemaking experience to operate our facilities in Illinois, Indiana, Ohio, Virginia and Brazil. Our industrial services business provides export and domestic material handling services to coke, coal, steel, power and other bulk customers, as well as mission-critical services to leading steel producers globally. The logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. Additional industrial services include the removal, handling, and processing of molten slag at customer sites, as well as preparation and transportation of metal scraps, raw materials, and finished products. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

Investor/Media Inquiries:
Sharon Doyle
Manager, Investor Relations
(630) 824-1907